UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 18, 2015 (April 4, 2015)

The Virtual Learning Company, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

333-174674	20-2208821
(Commission File Number)	(IRS Employer Identification No.)

1522 Gardner Drive, Lutz, FL 33559

(Address of Principal Executive Offices and Zip Code)

Registrant’s Telephone Number, Including Area Code: (201) 220-8734

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Change in Control.

On April 4, 2016, control of The Virtual Learning Company, Inc. (the “Company”) changed from Thomas P. Monahan to Athena Monahan, the late Mr. Monahan’s wife. The change of control occurred due to the unexpected death of Mr. Monahan on the evening of April 4, 2016.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Offi cers; Compensatory Arrangements of Certain Officers.

On April 12, 2016, by action of the majority shareholder, Athena Monahan, taken without a meeting, Roger L. Fidler, former counsel to the Company, was appointed and accepted Thomas P. Monahan’s former positions including President, Chief Executive and Financial Officer, Secretary and sole director.

Mr. Fidler agreed to accept these positions on an interim basis pending reorganization of the Company’s management. No compensation arrangements were made at the time of this filing due to the emergent nature of the situation and the fluidity of the situation. No agreements with Mrs. Monahan were made.

For the past five years Mr. Fidler has been the owner and sole proprietor of the Law Offices of Roger L. Fidler during which time he provided legal services for the Company. Mr. Fidler served as a director and as General Counsel for Proteonomix, Inc., a publicly traded biotechnology company, from January 2010 to March, 2014. Mr. Fidler conducted a general practice involving rendering services for clients in intellectual property as a registered patent attorney, trademark prosecution, and copyright, as well as commercial litigation, corporate and securities law, medical malpractice litigation, palimony litigation, among others. Mr. Fidler has no experience in the programming of educational software or animation, or any other technical field of expertise possessed by Mr. Monahan.

Mr. Fidler owns 1,400,000 shares of the common stock of the Company obtained from time to time in exchange for legal services.

Item 8.01 Other Events.

On March 16, 2016, the Financial Industry Regulatory Authority (FINRA) informed Alpine Securities Corp. (Alpine) that FINRA had cleared Alpine’s request for an unpriced quotation on the OTC link for Virtual Learning Company, Inc. common stock (“VRTR”). The Company has yet to apply to OTCMarkets.com for listing and there can be no assurance that such listing application will be approved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Virtual Learning Company, Inc.

Date: April 18, 2016	By:	/s/ Roger L. Fidler
	Name:	Roger L. Fidler
	Title:	Chief Executive Officer and Sole Director